Exhibit 23 (a)


March 22, 1996



Amdahl Corporation
1250 East Arques Avenue
Sunnyvale, CA  94088-3470


Re: Amdahl Corporation Registration Statement for Offering of 592,731 Shares of Common Stock


Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended, on a Form S-8 registration statement to be filed with the Securities and Exchange Commission on March 25, 1996 (the "Registration Statement"), of 592,731 shares of common stock, par value of $0.05 per share, of Amdahl Corporation, which are to be offered and sold under the Amdahl Corporation 1994 Stock Incentive Plan ("1994 Plan"), I advise you that in my opinion when the 592,731 shares of such common stock that are issuable pursuant to a Stock Issuance Program or issuable upon exercise of options granted or to be granted under the 1994 Plan have been issued and sold in accordance with and as described in the Registration Statement, such shares will be legally issued, fully paid and nonassessable shares of common stock of Amdahl Corporation.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,



G. Gregory Handschuh
General Counsel and
VP Legal Affairs